Exhibit 99.1
FELDMAN MALL PROPERTIES, INC. REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
***
Conference Call to Discuss Results Will Be Held at 1:00PM EST, December 21, 2007
Dial in: (800) 218-4007 or go to www.feldmanmall.com
GREAT NECK, N.Y.—December 21, 2007
RELEASE HIGHLIGHT
•	3rd quarter FFO was $0.04 per diluted share as compared to $0.21 per diluted share in the 3rd quarter of 2006.
FINANCIAL RESULTS
Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $0.6 million, or $0.04 per diluted share, for the third quarter ended September 30, 2007 as compared to $3.0 million, or $0.21 per diluted share for the three months ended September 30, 2006. The Company’s net loss for the three months ended September 30, 2007 was $3.1 million, or $0.26 per share, as compared to a net loss of $1.8 million, or $0.14 per diluted share for the third quarter of 2006. The Company had 14.5 and 14.7 million weighted average common shares and operating partnership units outstanding during the third quarters ended September 30, 2007 and 2006, respectively.
Third quarter results were negatively impacted by a number of non-recurring expenses, including professional fees, incurred in connection with the strategic alternatives process. Management believes that these non-recurring expenses will also impact the fourth quarter. The sale of joint venture interests in the Foothills Mall and Colonie Center during the second and third quarters of 2006, respectively, while having a negative impact on year-over-year comparisons from an operating income standpoint (as per the chart below), generated $80.3 million in cash proceeds. The Company has redeployed those proceeds into capital expenditures for the redevelopment of its existing mall properties and believes that continued redevelopment of its malls will lead to increased shop lease-up, increased shopper traffic and consequently stronger revenues. Third quarter results were positively impacted by a non-cash reduction in obligation to affiliates totaling $1.6 million.
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Feldman Mall Properties, Inc.

The following items represent variances in income and expense that impacted the Company’s FFO results for the periods indicated compared to the prior year periods (in millions):

	September 30, 2007
	Months	Nine
	Months	Months
Property Level Net Operating Income (“NOI”):
Higher rental revenue	$1.1	$0.7
Higher operating expenses	(0.8)	(2.2)

Same store NOI variance (1)	0.3	(1.5)

G&A Expense:
Executive severance (non-recurring)	—	(0.6)
Strategic alternative costs (non-recurring)	(0.3)	(0.7)
Other G&A expense (2)	(1.5)	(4.0)

Total G&A variance	(1.8)	(5.3)

Effect of Sale to JVs: Colonie & Foothills:
Net operating income	(1.6)	(7.8)
Decrease in interest expense	0.6	3.5
Increase in management, leasing and development fee income	0.9	2.4

Total effect of sale to joint ventures	(0.1)	(1.9)
Other:
Three months Golden Triangle Mall NOI (acquired 4/06)	—	0.7
Decrease in Harrisburg earnout liability	0.4	2.8
Increase in interest expense	(0.8)	(1.1)
Other income and expense, net	(0.2)	(0.5)
Preferred stock dividends	(0.2)	(0.4)

Decrease in FFO allocated to common stockholders	$(2.4)	$(7.2)

(1)	The increase in NOI for properties that were wholly-owned during both the three months ended September 30, 2007 and 2006 periods was due to (i) higher revenue ($1.1 million) primarily due to the opening of a theater at the Stratford Square Mall, offset by (ii) higher operating expenses ($0.8 million) primarily due to higher salary, wages, provision for bad debt and professional fees.
(2)	Other expenses for the three months ended September 30, 2007 increased $1.5 million due to (i) higher professional fees, SOX-related fees, and construction management expense ($1.1 million), (ii) costs associated with special construction audits and lease audits ($0.2 million) and (iii) higher personnel costs ($0.2 million).
For the nine months ended September 30, 2007, FFO totaled $1.9 million, or $0.13 per diluted share as compared to $9.1 million, or $0.62 per diluted share for the nine months ended September 30, 2006. The Company’s net loss for the nine months ended September 30, 2007 was $8.9 million, or $0.73 per share, as compared to net income of $21.2 million, or $1.62 per diluted share for the nine months ended September 30, 2006. The 2007 periods include non-cash reductions in the Company’s earnout obligation due to affiliates, included in miscellaneous income in the first quarter in the amount of $2.3 million and in the third quarter in the amount of $1.6 million. The Company had 14.5 and 14.7 million weighted average common shares and operating partnership units outstanding during the nine months ended September 30, 2007 and 2006, respectively.

Feldman Mall Properties, Inc.

OTHER
Management Changes
The Company is concentrating on expense reduction both at the property and corporate levels and has initiated programs including outsourcing to achieve certain economies of scale. In conjunction with the Company’s continuing efforts to restructure, the Phoenix office will be closed except for a minimal leasing staff. In addition, Executive Vice President and Chief Operating Officer and Director, James Bourg, announced that he will be leaving the Company. The Company anticipates that Mr. Bourg’s departure and the closure of the Phoenix office will take place during the second quarter of 2008. In connection with Mr. Bourg’s departure, the Company will incur a one-time severance charge of approximately $1.3 million that will be incurred in the fourth quarter of 2007.
Strategic Alternatives
On June 5, 2007, the Company announced that it retained Friedman, Billings, Ramsey & Co., Inc. to assist the Company in exploring strategic alternatives in order to enhance shareholder value. These strategic alternatives included the raising of capital through the sale of assets of the Company, joint ventures or strategic partnerships, selective acquisitions or dispositions, and the combination, sale or merger of the Company with another entity. While the Company remains committed to exploring strategic alternatives, it does not believe that a sale, merger or other strategic alternative is imminent under the current market conditions. During the Company’s third quarter conference call management will update investors on the strategic alternative process.
CONFERENCE CALL
The Company’s executive management team will host a conference call and audio web cast on December 21, 2007 at 1:00 PM EST to discuss the financial results. The conference call may be accessed by dialing (800) 218-4007. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.
A replay of the call will be available through December 28, 2007 by dialing (800) 405-2236 using pass code 11105154, or individuals may access the replay via the Company’s web site.
NON-GAAP FINANCIAL MEASURES
Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.
In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 7 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.
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Feldman Mall Properties, Inc.

During the December 21, 2007 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income/loss) can be found on page 7 of this release.
*Financial Tables Attached
About Feldman Mall Properties
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.
The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet of which the Company owns approximately 4.1 million square feet.
To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.feldmanmall.com.
Forward-looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

Feldman Mall Properties, Inc.

FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS:
Investments in real estate, net	$342,288	$318,440
Investment in unconsolidated real estate partnerships	37,931	32,833
Cash and cash equivalents	1,804	13,036
Restricted cash	21,136	8,159
Rents, deferred rents and other receivables, net	7,090	5,718
Acquired below-market ground lease, net	7,572	7,674
Acquired lease rights, net	7,753	9,262
Acquired in-place lease values, net	7,030	10,049
Deferred charges, net	4,029	3,284
Other assets, net	4,507	5,396

Total Assets	$441,140	$413,851

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Mortgage loans payable	$234,099	$211,451
Junior subordinated debt obligation	29,380	29,380
Secured line of credit	17,000	—
Due to affiliates	—	3,891
Accounts payable, accrued expenses and other liabilities	22,366	25,832
Dividends and distributions payable	259	3,315
Acquired lease obligations, net	5,458	6,823
Deferred gain on partial sale of real estate	3,515	3,515
Negative carrying value of investment in unconsolidated partnership.	4,450	4,450

Total liabilities	316,527	288,657
Minority interest	10,409	11,649
Commitments and contingencies Stockholders’ Equity
Series A 6.85% Cumulative Convertible Preferred Stock; 2,000,000 shares authorized; 600,000 shares issued and outstanding; $25.00 liquidation preference	14,580	—
Common stock ($0.01 par value, 200,000,000 shares authorized, 13,034,331 and 13,155,062 issued and outstanding at September 30, 2007 and December 31, 2006, respectively)	130	132
Additional paid-in capital	120,562	120,163
Distributions in excess of earnings	(19,827)	(7,637)
Accumulated other comprehensive income (loss)	(1,241)	887

Total stockholders’ equity	114,204	113,545

Total Liabilities and Stockholders’ Equity	$441,140	$413,851

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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Rental	$7,898	$9,643	$23,294	$32,120
Tenant reimbursements	3,596	4,030	10,593	15,695
Management, leasing and development services	1,094	183	2,792	440
Interest and other income	2,285	1,532	5,390	2,301

Total revenue	14,873	15,388	42,069	50,556

Expenses:
Rental property operating and maintenance	4,595	5,023	13,388	16,248
Real estate taxes	1,516	1,661	4,557	6,231
Interest (including amortization of deferred financing costs)	4,114	3,880	10,754	13,183
Loss from early extinguishment of debt	—	—	379	357
Depreciation and amortization	3,826	3,892	10,682	13,839
General and administrative	3,754	1,973	10,993	5,654

Total expenses	17,805	16,429	50,753	55,512

Equity in loss of unconsolidated real estate partnerships	(508)	(370)	(1,163)	(654)
(Loss) gain on partial sale of real estate	—	(571)	—	29,397
(Loss) income before minority interest	(3,440)	(1,982)	(9,847)	23,787
Minority interest	311	214	919	(2,580)

Net (loss) income	(3,129)	(1,768)	(8,928)	21,207
Less preferred stock dividends, net of minority interest	(233)	—	(391)	—

Net income (loss) available to common shareholders’ basic	$(3,362)	$(1,768)	$(9,319)	$21,207

Basic (loss) earnings per share	$(0.26)	$(0.14)	$(0.73)	$1.66

Diluted (loss) earnings per share	$(0.26)	$(0.14)	$(0.73)	$1.62

Funds From Operations (FFO) Calculation:
Net income (loss) available to common shareholders	$(3,362)	$(1,768)	$(9,319)	$21,207
Add:
Depreciation and amortization	3,826	3,892	10,682	13,839
Joint venture FFO adjustment	590	651	1,837	1,039
Minority interest	(311)	(214)	(919)	2,580
Less:
Gain on partial sale of real estate	—	571	—	(29,397)
Depreciation of non-real estate assets	(135)	(113)	(377)	(201)

FFO, diluted	$608	$3,019	$1,904	$9,067

FFO per share	$0.04	$0.21	$0.13	$0.62
Ownership interests:
Weighted average REIT common shares for basic net income per share	12,868	12,811	12,864	12,804
Weighted average common stock equivalents and partnership units	1,587	1,900	1,624	1,889

Weighted average shares and units outstanding	14,455	14,711	14,488	14,693

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Feldman Mall Properties, Inc.

FELDMAN MALL PROPERTIES, INC.
OPERATING STATISTICS
September 30, 2007

							Shop
						Shop	Tenant
Property	Total	Rentable		Annualized	Shop	Tenants	Base Rent
(Ownership	Square	Square	Mall	Base	Tenant	Percentage	Per Leased
Interest)	Feet	Feet	Occupancy	Rent	Square Feet	Leased (A)	Sq. Ft.
Stratford Square (100%)	1,300,000	629,000	93.81%	$8,058,324	383,614	66.49%	$24.07
Tallahassee Mall (100%)	966,000	966,000	92.86%	7,418,237	204,000	74.19%	23.99
Northgate Mall (100%)	1,100,000	577,000	89.03%	8,038,751	315,000	74.15%	24.32
Golden Triangle Mall (100%)	765,000	288,000	97.15%	3,023,115	171,000	68.71%	19.00
Foothills Mall (30.6%)	711,000	502,000	97.41%	8,215,865	230,000	91.80%	19.27
Colonie Center Mall (25%)	1,200,000	668,000	91.07%	6,797,747	36,000	69.35%	28.03
Harrisburg Mall (25%)	922,000	922,000	83.41%	5,237,889	270,000	56.63%	21.47

Total/Weighted Avg.	6,964,000	4,552,000	92.11%	$46,789,928	1,909,614	71.11%	$22.88

(A) — Excludes temporary tenants

Lease		Expiring	% of Total	Expiring	Annualized
Expiration	Number of Expiring	Rentable	Sq. Ft.	Base	Base		Expiring Base Rent
Year	Leases	Area	Expiring	Rent	Rent	% of Total Base Rent	Per Sq. Ft.
2007	46	124,180	3.48%	$179,346	$2,152,120	4.6%	$17.33
2008	89	370,286	10.36%	363,142	4,357,676	9.3%	$11.77
2009	68	184,352	5.16%	317,872	3,814,443	8.2%	$20.69
2010	66	226,780	6.35%	368,801	4,425,585	9.5%	$19.51
2011	62	248,370	6.95%	414,223	4,970,690	10.6%	$20.01
2012	40	285,993	8.00%	296,568	3,558,782	7.6%	$12.44
2013	37	331,602	9.28%	346,426	4,157,045	8.9%	$12.54
2014	34	308,510	8.63%	363,065	4,356,782	9.3%	$14.12
2015	22	90,651	2.54%	147,336	1,768,042	3.8%	$19.50
2016 and thereafter	65	1,402,776	39.25%	1,102,403	13,228,763	28.3%	$9.43

Portfolio Total	529	3,573,500	100.00%	$3,899,182	$46,789,928	100%	$13.09

Sales Per Square Foot
Trailing Twelve Months Ending

	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006
Stratford Square Mall	$284.71	$286.93	288.77	284.51	283.33
Tallahassee Mall	315.13	325.00	327.45	320.32	329.34
Northgate Mall	323.48	317.56	320.38	308.42	309.63
Golden Triangle Mall	292.96	293.02	295.70	283.95	278.54
Foothills Mall	302.79	308.47	310.35	305.77	306.03
Colonie Center Mall	305.31	303.43	303.33	308.02	299.71
Harrisburg Mall	269.73	270.44	269.92	266.61	260.31

Total/Weighted Average	$299.16	$300.69	$302.27	$296.80	$295.27

Shop Occupancy with Temporary Tenants
Trailing Twelve Months Ending

	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006
Stratford Square Mall	87.44%	82.74%	83.19%	82.28%	75.89%
Tallahassee Mall	85.45	85.98	86.61	88.00	88.00
Northgate Mall	85.50	78.65	84.26	90.18	90.91
Golden Triangle Mall	87.90	91.76	95.26	95.63	78.41
Foothills Mall	93.89	91.80	92.71	100.00	96.50
Colonie Center Mall	87.90	87.10	87.18	89.19	90.46
Harrisburg Mall	77.88	77.03	80.72	75.15	80.80

Total/Weighted Average	85.12%	84.38%	87.13%	88.63%	85.85%